As filed with the Securities and Exchange Commission on June 17, 1998
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 N-VISION, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

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
         DELAWARE                               7990                             54-1741313
(state or other jurisdiction of         (Primary Standard           (IRS Employer Identification No.)
incorporation or organization)      Classification Code Number)
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                           7680 OLD SPRINGHOUSE ROAD
                         MADISON BUILDING, FIRST FLOOR
                             MCLEAN, VIRGINIA 22102
                                 (703) 506-8808
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 N-VISION, INC.
                             1996 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                DELMAR J. LEWIS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 N-VISION, INC.
                           7680 OLD SPRINGHOUSE ROAD
                         MADISON BUILDING, FIRST FLOOR
                             MCLEAN, VIRGINIA 22102
                                 (703) 506-8808
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   Copies to:
                           MARY M. SJOQUIST, ESQUIRE
                           GEOFFREY W. RYAN, ESQUIRE
                                PATTON BOGGS LLP
                              2550 M STREET, N.W.
                              WASHINGTON, DC 20037
                                 (202) 457-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. / X /
                                ---
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================================  ====================  ======================  ==========================  ========================
     Title of each Class of           Amount to be        Proposed Purchase          Estimated Aggregate
  Securities to be Registered        Registered(1)         Price Per Share              Offering Price          Registration Fee
--------------------------------  --------------------  ----------------------  --------------------------  ------------------------
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     Common Stock, $.01 par            500,000(2)              $0.99(3)                    $495,000                    $147
        Value per Share
================================  ====================  ======================  ==========================  ========================
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(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the
n-Vision, Inc. 1996 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of
n-Vision, Inc. pursuant to 17 C.F.R. ss 230.416(a).

(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.

(3) Weighted average price determined by the average exercise price of $0.95 per share at which options for 238,513 shares under the Plan have been granted to date and by $1.03, the market value of the Common Stock on May 27, 1998 as determined by the last reported price quoted on the NASDAQ Stock Market as reported in the Wall Street Journal, for 261,487 shares for which options have not yet been granted under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS 230.462.


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                                 N-VISION, INC.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the n-Vision, Inc., (the "Company" or the "Registrant") 1996 Stock Option Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, which includes the statements of financial condition of the Company as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, together with the related notes and the report of Grant Thornton LLP, independent certified public accountants, filed with the SEC on March 31,1998 (SEC File No. 0-28520).

         (b) The Form 10-QSB report filed by the Registrant for the fiscal quarter ended March 31, 1998 (File No. 0-28520), filed with the SEC on May 6, 1998.

         (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A/A (File No. 0-28520), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on May 24, 1996.

         (d) All documents filed by the Registrant pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.


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ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the Common Stock offered hereby has been passed upon by Patton Boggs, L.L.P., Washington, DC, for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article 9 of the Registrant's Certificate of Incorporation and Article 10 of the Registrant's Bylaws, respectively, provide as follows:

NINTH:
-----

         Each person who at any time is or shall have been a director or officer of the Corporation, and who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Corporation or served at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation against, and may be advanced, the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the fullest extent provided under Section 145 of the General Corporation Law of the State of Delaware, as the same shall be amended or supplemented from time to time, or any successor statute. The foregoing right of advancement and indemnification shall in no way be exclusive of any rights of advancement or indemnification, or any other rights, to which such director, officer, employee or agent may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware at that time in force. Any repeal or modification of this paragraph by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


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TENTH:
-----

         Section 1. Rights to Indemnification. Each person who at any time is or shall have been a director or officer of this corporation, and who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of this corporation or served at the request of this corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against, and may be advanced, the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the fullest extent provided under Section 145 of the General Corporation Law of the State of Delaware, as the same shall be amended or supplemented from time to time, or any successor statute. The foregoing right of advancement and indemnification shall in no way be exclusive of any rights or advancement or indemnification, or any other rights, to which such director, officer, employee or agent may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 2. Personal Liability of a Director. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware at that time in force. Any repeal or modification of this paragraph by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         4        Stock Certificate of  n-Vision, Inc.(1)

         5 Opinion of Patton Boggs, L.L.P., Washington, DC, as to the legality of the Common Stock registered hereby.

         23       Consent of Grant Thornton, LLP

         24       Power of Attorney is located on the signature pages.

---------------
(1) Incorporated herein by reference from Exhibit 3.0 contained in the Registration Statement on Form SB-2 filed with the SEC on April 2, 1996 (SEC File No. 333-3098).


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ITEM 9.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.
                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on June 16, 1998.

                                             N-VISION, INC.



                                             By: /s/ Delmar J. Lewis
                                             _______________________
                                             Delmar J. Lewis
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Delmar J. Lewis as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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         Name                                    Title                                 Date

/s/ Delmar J. Lewis              Chairman of the Board of
_________________________        Directors and Chief Executive Officer            June 16, 1998
Delmar J. Lewis                  (principal executive officer)

/s/ Harry S. Katrivanos          Acting Chief Financial Officer (principal        June 15, 1998
_________________________        financial and accounting officer)
Harry S. Katrivanos

/s/ Christopher J. Lewis         President, Chief Operating Officer,               May 28, 1998
_________________________        Director
Christopher J. Lewis

/s/ Claude H. Rumsey, Jr.        Director                                          June 4, 1998
_________________________
Claude H. Rumsey, Jr.

/s/ Ronald C. Wilgenbusch        Director                                          May 29, 1998
_________________________
Ronald C. Wilgenbusch
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